EXHIBIT 3.2

                            [UNOFFICIAL TRANSLATION]


MINISTRY OF JUSTICE                                        REGISTER OF COMPANIES


                         [EMBLEM OF THE STATE OF ISRAEL]
                               THE STATE OF ISRAEL


                 THE COMPANIES ORDINANCE (NEW VERSION) 5473-1983

                           CHANGE OF NAME CERTIFICATE


I hereby certify that in reliance upon a special resolution and in accordance with section 37 of the Companies Ordinance (New Version) 5743-1983, the company:


                    POWER COMPONENTS TECHNOLOGIES (1994) LTD.

has changed its name and shall henceforth be called:

                                 POWERDSINE LTD.

And the aforesaid amended name has been recorded in the Companies Register.

Given under my hand in Jerusalem this 5th day of November 1996.


                                                     COMPANY NO. 51 - 202843 - 2



[SIGHNED]
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Register of Companies